Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	6/7/05
CONTACT:	David Coburn
Luquire George Andrews
(704) 552-6565
E-mail: coburn@lgapr.com

CT Communications and Clearwire
Agree to Sale of Spectrum Assets

Transaction generates current value while preserving future resale rights

CONCORD, N.C.; June 7, 2005 – CT Communications, Inc. (NASDAQ: CTCI) announced today that it has agreed, through several of its subsidiaries, to sell its rights in certain wireless broadband spectrum assets to Fixed Wireless Holdings, LLC, an affiliate of Clearwire Corporation (Clearwire).

The spectrum assets are in the Broadband Radio Service (BRS) band, which is commercial wireless spectrum formerly known as Multipoint Distribution Service/Multichannel Multipoint Distribution Service, and the Educational Broadband Service (EBS) band, which was formerly known as Instructional Television Fixed Service and is licensed primarily to educational institutions. CT Communications (CTC) has lease rights to use the EBS spectrum assets for commercial purposes pursuant to agreements with the educational institutions that licensed those assets. The closing of the transaction with Clearwire is subject to the consent of the EBS spectrum license holders, regulatory approvals and other customary closing conditions.

Under the terms of the purchase agreement, CTC will retain resale rights as Clearwire deploys wireless broadband services within the markets covered by these licenses.

“CT Communications is intensely focused on capturing the broadband relationship with our customers, continuing to grow our competitive businesses, increasing operational efficiencies and further improving the customer experience as a differentiator in the marketplace,” said Matthew J. Dowd, senior vice president of business operations for CTC. “The sale of these spectrum assets allows us to realize current value from the assets while preserving the flexibility to offer wireless broadband services through a future resale arrangement with Clearwire.”

About CT Communications Inc.
CT Communications, Inc. (CTC) is headquartered in Concord, N.C. and is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North

Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications and related services, including local and long distance telephone services, Internet and data services and wireless services.

About Clearwire Corporation
Clearwire is a provider of reliable, wireless, high-speed broadband Internet service to consumers and small businesses. Clearwire is utilizing next-generation non-line-of-sight wireless technology, developed by its subsidiary company NextNet, to connect customers to the Internet using radio spectrum, thus eliminating the confines of traditional cable or phone wiring. The tower transmits radio signals from a base site to a small, wireless modem the size of a paperback book, which easily connects a user’s computer to the Internet. For more information, please visit www.clearwire.com.